Exhibit (d)(1)

ADVISORY AGREEMENT

THIS AGREEMENT is entered into as of the 24th day of May, 2007, by and between CNL Fund Advisors Company (the “Adviser”) and The CNL Funds (the “Trust”).

WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, investment management company;

WHEREAS, the Trust wishes to retain the Adviser to render investment advisory services to the Trust and the Adviser is willing to furnish such services to the portfolios of the Trust listed on Schedule A (each a “Fund” and collectively, the “Funds”) hereto (the “Fund); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, intending to be legally bound, it is agreed between the Trust and the Adviser as follows:

1. APPOINTMENT OF INVESTMENT ADVISER. The Trust hereby appoints the Adviser, in accordance with Section 15(c) of the 1940 Act, to act as investment manager to the Trust for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. INVESTMENT ADVISORY DUTIES. The duties and obligations of the Adviser set forth in this Section 2 will be referred to throughout this Agreement as “Advisory Services.”

(a) Investment Management and Research. Subject to the supervision of the Trustees of the Trust, the Adviser will, (a) provide a program of continuous investment management for the Funds in accordance with the Funds’ investment objectives, policies and limitations as stated in each Fund’s Prospectus(es) and Statement(s) of Additional Information included as part of the Trust’s Registration Statement filed with the Securities and Exchange Commission, as they may be amended from time to time (“Registration Statement”), (b) make decisions for the Funds regarding investments and the allocation of assets among asset classes and sub-classes; and (c) place orders to purchase and sell securities for the Funds.

In performing its Advisory Services to the Funds hereunder, the Adviser will provide the Funds with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data, and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. The Adviser will determine the securities, instruments, repurchase agreements, options, futures and other investments and techniques that the Funds will purchase, sell, enter into or use, and will provide an ongoing evaluation of the Funds’ investments. The Adviser will determine what portion of the Funds’ investments shall be invested in securities and other assets, and what portion, if any, should be held uninvested.

(b) Trading. The Adviser will, in performing its duties hereunder, place orders pursuant to its investment determinations for each Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in each Fund’s Prospectus(es) and/or Statement(s) of Additional Information and in accordance with applicable legal requirements.

(c) Delegation of Duties to Sub-Advisers. Subject to the approval of the Trust’s Board of Trustees (including a majority of the Trustees who are not “interested persons” of the Trust as defined in the 1940 Act), the Adviser may select and delegate to one or more sub-investment advisers (“Sub-Advisers”) any of its duties enumerated in Sections 2(a) and 2(b) hereof. The Adviser agrees that, with respect to a delegation of its duties to one or more Sub-Advisers, it will:

(1)	oversee the investment decisions of each of the Sub-Advisers and monitor and evaluate the performance of the Sub-Advisers;

(2)	oversee the portfolio trading by the Sub-Advisers, including without limitation, trade allocation policies and procedures, best execution and the use of soft dollars;

(3)	oversee the Sub-Advisers’ compliance with a Fund’s investment objective, policies, prospectus limitations and other relevant investment restrictions;

(4)	coordinate communications with each of the Sub-Advisers;

(5)	if applicable and when appropriate, allocate and reallocate assets of a Fund among multiple Sub-Advisers; and

(6)	if deemed necessary, recommend to the Trust’s Board of Trustees the termination, replacement or addition of one or more Sub-Advisers.

(d) Legal and Compliance. The Adviser will:

(1)	in performing its duties hereunder, comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the “Code”), and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees;

(2)	in performing its duties hereunder, comply with the Adviser’s polices and procedures adopted pursuant to Rule 206(4)-7 under the Advisers Act (or any successor rule) and the Trust’s policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act (or any successor rule), to the extent applicable to the Adviser;

(3)	respond to reasonable requests for information and otherwise reasonably cooperate with the Trust’s other service provider(s)

responsible for maintaining the Trust’s compliance with applicable federal and state securities laws, rules and regulations, including without limitation, administering the Trust’s compliance program adopted pursuant to Rule 38a-1 under the 1940 Act,

(4)	assist and otherwise respond to reasonable requests for information from the Trust’s other service provider(s) responsible for providing to the Trust legal services, which legal services may include:

a.	developing and preparing agendas, proposals, presentations and materials for meetings of the Trust’s Board of Trustees or committees thereof;

b.	preparing, reviewing and/or filing regulatory reports, including without limitation, the Trust’s registration statement, prospectuses and statements of additional information and any supplements thereto, shareholder reports and other shareholder communications, proxy statements, and corporate reports required by the various states in which the Trust does business;

c.	drafting, reviewing and negotiating selling and/or servicing agreements;

d.	developing Trust polices and procedures for consideration by the Board of Trustees; and

e.	conducting an annual review of the Trust’s fidelity bond coverage and D&O/E&O insurance coverage for the trustees and officers of the Trust.

(e) Reporting. The Adviser will:

(1)	regularly report to the Trust’s Board of Trustees on its oversight of any Sub-Advisers in a manner and with such frequency as requested by the Trust’s Board of Trustees;

(2)	furnish to the Trust whatever statistical information the Trust may reasonably request with respect to the investment of each Fund’s assets;

(3)	keep the Trust and the Trustees informed of developments materially affecting each Fund’s investments and shall, on the Adviser’s own initiative, furnish to the Trust from time to time whatever information the Adviser believes appropriate for this purpose;

(4)	make available to the Trust, promptly upon its request, such copies of the Adviser’s investment records and ledgers with respect to the Funds as may be required to assist the Trust in its compliance with applicable laws and regulations;

(5)	furnish the Trustees with such periodic and special reports regarding each Fund as they may reasonably request; and

(6)	immediately notify the Trust in the event that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment manager pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or other regulatory authority.

3. OTHER SERVICES. The duties and obligations of the Adviser set forth in this Section 3, together with the Advisory Services, will be referred to throughout this Agreement as the “Services.”

(a) Office Space, Facilities and Equipment. The Adviser will furnish, without cost to the Trust, or provide and pay the cost of:

(1)	such office facilities, furnishings, and office equipment as are necessary for the performance of the Services.

(2)	(A) office space, which may be space within the offices of the Adviser or in such other places as may be agreed upon from time to time, and (B) office furnishings, facilities and equipment as may be reasonably required for managing the corporate affairs and conducting the business of the Trust.

(b) Maintenance and Confidentiality of Records.

(1)	The Adviser will maintain customary records, on behalf of the Trust, in connection with the Adviser’s performance of the Services under this Agreement. Further, the Adviser agrees to maintain such books and records with respect to its Advisory Services as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that section, and those rules and legal provisions.

(2)

The Adviser agrees that all records required to be maintained and preserved by the Trust, pursuant to rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act, and maintained and preserved by the Adviser on behalf of the Trust, are the property of the Trust and shall be surrendered by the Adviser promptly on request by the Trust. The Adviser shall not disclose or use any record or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by this Agreement and applicable law. The Adviser shall keep confidential any information obtained in connection with its duties hereunder and shall disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required by applicable law or federal or state regulatory authorities.

4. FUND REPORTING TO THE ADVISER. The Trust shall furnish or otherwise make available to the Adviser such Prospectuses, Statements of Additional Information, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Trust, as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement. The Trust shall cause its Chief Compliance Officer to furnish or otherwise make available to the Adviser such compliance reports and certifications relating to its duties under this Agreement as may be required for the Adviser to satisfy its compliance obligations pursuant to Rule 38a-1 of the 1940 Act or that it may reasonably request from time to time. In addition, the Trust shall cause its Chief Compliance Officer promptly report to the Adviser any material violations of the federal securities laws (as defined by the 1940 Act) or any material violation of the Trust’s compliance policies and procedures relating to the Trust’s obligations under this Agreement.

5. ALLOCATION OF CHARGES AND EXPENSES.

(a) Except as provided in sub-section 5(b) below, the Adviser shall bear all of its own expenses in connection with it providing the Services under this Agreement. The Adviser shall employ or provide and compensate the executive, secretarial, clerical and other personnel necessary to provide the Services. The Adviser shall pay the compensation and expenses of all its directors, officers and employees who serve as officers and executive employees of the Trust (including the Trust’s share of payroll taxes for such persons). The Adviser shall make available, without expense to the Trust, the service of its directors, officers and employees who may be duly elected officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law.

(b) The Adviser shall not be required to pay any expenses of the Trust or any Fund other than those specifically allocated to the Adviser in sub-section 5(a) above. In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Trust’s employees as are officers or employees of the Adviser whose services may be involved, for the following expenses of the Trust: organization and certain offering expenses of the Trust (including out-of-pocket expenses, but not including the Adviser’s overhead and employee costs); fees payable to the Adviser and to any other Trust investment advisers or consultants; legal expenses, including the fees and expenses of counsel to the Trust and counsel to the independent Trustees of the Trust; auditing and accounting expenses; interest expenses, telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Trust in connection with membership in investment company trade organizations (except as otherwise agreed by the Trust and the Adviser); costs of insurance relating to fidelity coverage for the Trust’s officers and employees; fees and expenses of the Trust’s custodian, any sub-custodian, transfer agent, registrar, or dividend disbursing agent; payments to the Adviser for maintaining the Trust’s financial books and records and calculating the daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution, sale or redemption of securities issued by the Trust; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Trust for sale, freight, insurance and other charges in connection with the shipment of the Trust’s portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Trust, or of entering into other transactions or engaging in any investment practices with respect to the Trust; expenses of printing and distributing Prospectuses, Statements of Additional Information, reports, notices and dividends to shareholders; costs of stationery; any litigation expenses; costs of shareholders’ meetings; the compensation and all expenses (specifically including travel expenses relating to the Trust’s business) of officers, trustees and employees of the Trust who are not interested persons of the Adviser; and travel expenses (or an appropriate portion thereof) of officers or trustees of the Trust who are officers, directors or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Trust with respect to matters concerning the Trust, or any committees thereof or advisers thereto.

(c) To the extent the Adviser assumes or pays any expenses which are an obligation of the Trust or any Fund as set forth in Section 5(b) above, the Trust or the Fund, as the case may be, shall promptly reimburse the Adviser for such expenses assumed or paid, except as otherwise may be separately agreed by the Trust and the Adviser.

6. COMPENSATION. As compensation for the Services provided and expenses assumed by the Adviser under this Agreement, each Fund will pay the Adviser in arrears at the end of each calendar month an advisory fee as set forth in Schedule A hereto. The advisory fee is computed daily as a percentage of each portfolio’s average daily net assets and shall be paid by the Fund to the Adviser within five (5) days after the end of each calendar month. The “average daily net assets” of a Fund shall mean the average of the values placed on the Fund’s net assets as of 4:00 p.m. (Eastern time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-l under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Fund shall always be determined pursuant to the applicable provisions of the Trust’s Agreement and Declaration of Trust and the Registration Statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 6, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund’s securities may lawfully be determined, on that day. If the determination of the net asset value of the shares of a Fund has been so suspended for a period including any month and when the Adviser’s compensation is payable at the end of such month, then such value shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination, thereof on that day for the purposes of this Section 6. If this Agreement is terminated as to any Fund prior to the end of any month, the advisory fee for any such Fund for such month shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect and shall be payable by the Fund to the Adviser within five (5) days after the date of termination.

To the extent that the Adviser agrees to defer advisory fees otherwise due hereunder or to absorb operating expenses of a Fund, the Adviser may seek payment of such deferred fees or reimbursement of such absorbed expenses in accordance with the terms of a separate expense limitation agreement to be negotiated, executed, and delivered by the Trust and Adviser in good faith prior to any such deferral or absorption. The deferral of any advisory fee or the absorption of any operating expense of a Fund or the Trust by the Adviser that the Adviser is not required by this Agreement to waive or absorb shall not obligate the Adviser to waive, assume, or absorb the same or any similar expense of the Trust on any subsequent occasion, unless so required pursuant to a separate agreement between the Trust and the Adviser.

7. MISCELLANEOUS

(a) Duration and Termination. This Agreement shall continue for an initial period ending May 24, 2009, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of each Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund (a) at any time without penalty by the Trust upon the vote of a majority of the Trustees or by vote of the majority of the Fund’s outstanding voting securities, upon sixty (60) days’ written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days’ written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

(b) Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Trust and the Adviser, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Trust, and (ii) a majority of the Trustees, including a majority of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

(c) Personal Liability of Trustees and Shareholders. The parties agree that no Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

(d) Limitation of Liability and Indemnification.

(1)

The Adviser shall exercise its best judgment in rendering the Services provided by it under this Agreement. The Adviser shall not be liable to the Trust, any Fund, or to any shareholder of the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust, any Fund or the shareholders of the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust, any Fund or to the shareholders of the Trust to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties under this Agreement or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement. As used in this sub-section 6(d)(1)(a), the term “Adviser” shall include any officers, directors, employees or other affiliates of the Adviser performing Services with respect to the Trust.

(2)	The Trust shall indemnify and hold harmless the Adviser and its shareholders, directors, officers and employees against any loss, liability, claim, damage or expense (including reasonable attorneys’ fees and costs) arising out of the Adviser’s performance or non-performance of any of its duties or obligations under this Agreement; provided, however, that nothing herein shall be deemed to protect the Adviser against any liability to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties under this Agreement or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement.

(3)	The Adviser shall at all times have the right to mitigate or cure any and all losses, damages, costs, charges, fees, disbursements, payments and liabilities to the Trust and its shareholders.

(4)	The Adviser’s directors, officers, employees and agents performing Services for the Trust shall be covered by errors and omissions and directors and officers liability insurance, as appropriate, under a policy maintained by the Adviser or an affiliate of the Adviser.

(5)	The Adviser shall secure and maintain a fidelity bond, or be covered by an affiliate’s blanket fidelity bond, in at least the amount required by Rule 17g 1 under the 1940 Act for joint insurance bonds of investment companies.

(e) Services Not Exclusive. It is understood and agreed that the services provided by the Adviser under this Agreement are not exclusive, and that nothing in this Agreement shall prevent the Adviser from providing similar services to other investment companies or to other series of investment companies, or from engaging in other activities, provided such other services and activities do not, during the term of the Agreement, interfere in a material manner with the Adviser’s ability to meet its obligations to the Trust hereunder. It is further understood and agreed that the officers or directors of the Adviser may serve as officers or Trustees of the Trust, and that officers or Trustees of the Trust may serve as officers or directors of the Adviser to the extent permitted by law; and that the officers and directors of the

Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies.

(f) Fund Transactions. When the Adviser recommends the purchase or sale of the same security for a Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of a Fund, neither the Adviser nor any of its directors, officers, or employees shall act as principal or agent or receive any commission provided that portfolio transactions for a Fund may be executed through firms affiliated with the Adviser, in accordance with applicable legal requirements. If the Adviser provides any advice to its clients concerning the shares of the Trust, the Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Trust.

(g) Additional Funds. In the event the Trust establishes one or more additional portfolios or mutual funds after the effective date of this Agreement, such portfolios or funds shall become Funds under this Agreement, and in such event Schedule A hereto shall be amended to reflect the advisory fees for each such Fund as mutually agreed upon by the Trust and the Adviser.

(h) Use of CNL Intellectual Property. During the term of this Agreement the Trust may use the name and mark “CNL” and various other intellectual property and materials owned by the Adviser’s affiliate, CNL Intellectual Properties, Inc. (“CIP”), (collectively, the “CNL Intellectual Property”) pursuant to a separate Brand License Agreement between CIP, as licensor, and the Trust, as licensee (the “License Agreement”). The Adviser will be responsible for the Trust maintaining compliance with the Trust’s obligations under the License Agreement. Within ninety (90) days from the date of the termination of this Agreement for any reason, the Trust shall cease to use the name and mark “CNL” and any other CNL Intellectual Property.

(i) Notice. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Trust: The CNL Funds, c/o CNL Fund Advisors Company, 450 South Orange Avenue, Orlando, FL 32801, Attn: J. Grayson Sanders, fax: (407) 423-2894; with copies to Martha J. Hays, Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103, fax: 215-864-9037, and Joseph Kruse, 147 Blade Street, Warwick, RI 02886, fax: (336) 766-1110; if to the Advisor: CNL Fund Advisors Company, 450 South Orange Avenue, Orlando, FL 32801, Attn: Paul Saint-Pierre, fax (407) 423-2894 and a copy to Mark Scimeca, CNL Financial Group, 450 South Orange Avenue, Orlando, FL 32801, fax (407) 540-2699.

(j) Force Majeure. In the event the Adviser is unable to perform its obligations or duties under this Agreement because of any act of God, strike, riot, act of war, equipment failure, pandemic, flood, power failure or damage of the causes reasonably beyond its control, the Adviser shall not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement)

resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse the Adviser from being liable to the Trust for any and all losses, damages, costs, charges, counsel fees, payments and expenses incurred by the Trust due to the non performance or delay in performance by the Adviser of its duties and obligation under this Agreement if such non performance or delay in performance could have been reasonably been prevented by the Adviser through back up systems and other procedures commonly employed by other investment advisers in the mutual fund industry, provided that the Adviser shall have the right, at all times, to mitigate or cure any losses, including by making adjustments or corrections to any current or former shareholder accounts.

(k) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act and the Advisers Act. To the extent that the applicable laws of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter shall control.

(l) Headings. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(m) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(n) Entire Agreement; Counterparts. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREFORE, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

The CNL Funds		CNL Fund Advisors Company

By:	/s/ Paul S. Saint-Pierre	By:	/s/ J. Grayson Sanders
Name:	Paul S. Saint-Pierre	Name:	J. Grayson Sanders
Title:	Treasurer	Title:	President

SCHEDULE A

TO ADVISORY AGREEMENT

BETWEEN CNL FUND ADVISORS COMPANY

AND

THE CNL FUNDS

Pursuant to Section 6 of this Agreement, commencing on the effective date set forth below, each Fund shall pay the Adviser, at the end of each calendar month, compensation computed daily at an annual rate of the Fund’s average daily net assets based on the following schedule:

Fund	Effective Date	Advisory Fee Annual Rate
CNL Global Real Estate Fund		1.00%